           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of
Limited Term New York Municipal Fund:

We consent to the use in this Registration Statement of Limited Term New York
Municipal Fund, of our report dated February 12, 2008, relating to the financial statements and financial highlights of Limited Term New York
Municipal Fund, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings "Independent Registered Public Accounting Firm" appearing in the Statement of Additional Information and "Financial Highlights"
appearing in the Prospectus, which are part of such Registration Statement.

/s/ KPMG LLP

KPMG LLP

Denver, Colorado
April 25, 2008